Table of Contents

Exhibit 23.1

Consent of Independent Auditors

Shareholders and Board of Directors
OMNOVA Solutions Inc.

We consent to the incorporation by reference of our report dated January 10, 2002 with respect to the consolidated financial statements of OMNOVA Solutions Inc. included in this Annual Report on Form 10-K for the year ended November 30, 2001, in the Prospectuses constituting part of Registration Statement Nos. 333-88143 on Form S-8, 333-88145 on Form S-8, 333-34938 on Form S-8, and 333-88587 on Form S-3, and Post Effective Amendment No. 1 to Registration Statement Nos. 333-88143 on Form S-8 and 333-34938 on Form S-8.

Ernst & Young LLP

Akron, Ohio

February 5, 2002